Exhibit 10.4

         This will confirm our understandings with respect to your resignation from employment for Good Reason under your Employment Agreement (as hereinafter defined), effective December 31, 2004 (your "Resignation Date"). Between now and your Resignation Date, you will not be expected to be in the office except when requested by the Company upon reasonable advance notice. As of your Resignation Date, all rights, privileges and entitlements as an active employee cease, subject only to the provisions hereinafter set forth.

         The Company will satisfy its obligations as outlined in your Employment Agreement made on November 1, 2000 and amended on April 30, 2002 (as so amended, the "Employment Agreement"), specifically including but not limited to Paragraphs 10 and 17, and you will satisfy your obligations thereunder. In addition, in return for your release and other agreements set forth below, the Company will provide you with the following:

o after your Resignation Date you will be paid for all unused 2004 vacation

o you will receive a payment in the gross amount of $30,000.00 within 30 days of your Resignation Date

o upon request, the Company will provide favorable references regarding your employment

o all earned options will be vested immediately upon your Resignation Date and you will have 3 years from your Resignation Date to exercise vested options

o you will be permitted to purchase your Company laptop computer and printer at their depreciated values, which shall not exceed $1,400.00

o the Company will pay your state bar fees in all four states in which you are admitted during the time you are receiving severance payments

o when calculating your bonus payment pursuant to Paragraph 10(d) of the Employment Agreement, you will earn 100% of the portion of your bonus that is attributable to the achievement of personal performance objectives (which is 40% of your total bonus)

o when calculating your monthly severance payment pursuant to Paragraph 10(c) of the Employment Agreement, the amount of $25,000.00 will first be added to the bonus payment amount you received for fiscal year 2003

o if you are unemployed upon the expiration of the initial 18-month severance period, and if you have made bona fide efforts to seek appropriate employment, you will receive continued monthly severance payments, based solely on your annual salary as of your Resignation Date, for an additional 6 months

o if you are unemployed upon the expiration of the additional 6-month period referenced in the preceding paragraph, and if you have made bona fide efforts to seek appropriate employment, you will receive continued monthly severance payments, based solely on your annual salary as of your Resignation Date, for an additional 6 months

         Portions of this Separation and Release Agreement ("Agreement") exceed anything to which you are otherwise entitled by reason of your having been employed by or separated from the Company prior to execution of this Agreement. This Agreement shall not affect your rights, entitlements or claims pursuant to the Company's pension, retirement and/or savings plans, or any claims under the Employment Agreement.

         The foregoing consideration is conditioned upon and given in return for your discharge and release of all claims, obligations, and demands which you have, ever had, or in the future may have against The Great Atlantic & Pacific Tea Company, Inc., any of its parents, subsidiaries or affiliated entities, and any of its or their officers, directors, employees, agents, predecessors or successors (the "Company") arising out of or related to your employment with and resignation from the Company, including, but not limited to, any and all claims for breach of contract or implied contract, constructive or wrongful discharge, or for negligence, retaliation and all torts; any and all claims for attorney fees; and any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act ("OWBPA"), the Americans with Disabilities Act, the Employment Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, each and every state or local variation of these federal laws including without limitation the Maryland Economic Stabilization Act (plant closing law), the Maryland Fair Employment Practices Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, and the New Jersey Civil Rights Act, and any and all other applicable federal, state, and local fair employment practices laws, individual or constitutional rights, and wage or discrimination laws.

         The foregoing release shall not affect any acts giving rise to claims subsequent to the execution of this Agreement and the expiration of the revocation period. Excluded from this release are any claims which by law cannot be waived; provided, however, while you cannot waive your right to file a charge with or participate in an investigation conducted by certain government agencies, you are waiving and releasing your claim or right to any monetary recovery should any party (such as the Equal Employment Opportunity Commission) pursue any claims on your behalf.

         As further and essential consideration for this Agreement you agree that (1) you will fully comply with your obligations in Paragraphs 14 and 15 of your Employment Agreement, (2) you will not disparage the Company, its customers, operations or management, (3) you will keep strictly confidential the terms and conditions of this Agreement, except that you are permitted to disclose this Agreement and its terms to your spouse, attorney, accountant or tax advisor so long as such person(s) recognizes the confidential nature of this Agreement and you accept responsibility for any breach by any of them (4) while you are receiving severance payments you will be available to the Company for advice and support as reasonably requested and you will cooperate reasonably with the Company in relation to matters in which you were involved while employed or as to which you have insight or knowledge related to or arising from your employment with the Company and (5) you have honestly served the Company during your employment. Should you violate any of these covenants, you will forfeit any remaining consideration from the Company under this Agreement and will reimburse the Company for the gross amount of salary previously paid to you hereunder.

         Failure by the Company to enforce any particular provision(s) at any time or in any instance shall not constitute a waiver of said provision.

         Any unresolved dispute arising out of this Agreement shall be submitted to arbitration in accordance with Paragraph 16 of the Employment Agreement.

         This Agreement and the Employment Agreement contain and constitute the full and complete understanding and agreement between you and the Company. There are no other writings, nor are there any oral representations or understandings, that reflect, add to, subtract from, or alter the terms of this document. You further understand and agree that by entering into this Agreement the Company is not admitting, and expressly denies, violating any legal right, duty or entitlement. This Agreement shall not be amended or modified except by a writing signed by the below signatories, or their successors.

         The Company advises you to consult with an attorney prior to executing this Agreement. By executing this Agreement, you acknowledge that (a) you have been provided an opportunity to consult with an attorney or other advisor of your choice regarding the terms of this Agreement, (b) this is a final offer and you have been given twenty-one (21) days in which to consider whether you wish to enter into this Agreement, (c) you have elected to enter this Agreement knowingly and voluntarily and (d) if you do so within fewer than 21 days from receipt of the final document you have knowingly and voluntarily waived the remaining time. The Company reserves the right reasonably to change or revoke this Agreement prior to your execution hereof.

         This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution by you and the Company; provided, however, you have seven (7) days following your execution of this Agreement to change your mind. You may revoke the Agreement during those seven days by mailing or delivering a letter of revocation to Sheryl Martin, The Great Atlantic & Pacific Tea Company, Inc., 90 Delaware Avenue, Paterson, NJ 07503. Such a letter must be signed and received, or postmarked, no later than the seventh day after the date on which you signed the Separation and Release Agreement.

         You further covenant not to contest the validity of this release after the expiration of the revocation period. Should you nonetheless pursue litigation against the Company involving any matter covered and/or released hereby, excepting only a suit to enforce an arbitrator's award, (i) you waive any claim for a jury trial, (ii) you first will restore to the Company the full value of all consideration you have received and waive any to which you are still entitled hereunder and (iii) you shall be liable for the Company's costs and attorneys' fees incidental to defending such legal action. The foregoing covenant is inapplicable to the ADEA and OWBPA.

         Finally, should any provision of this Agreement be found to be unenforceable in whole or in part, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect. Your acceptance of this Agreement is equally on behalf of and binding upon your family, heirs, successors and assigns.

         If the foregoing is in accordance with our understanding and agreement, please sign and return the enclosed counterpart original of this Agreement, which shall evidence our binding agreement, to Sheryl Martin, The Great Atlantic & Pacific Tea Company, Inc., 90 Delaware Avenue, Paterson, NJ 07503


THE GREAT ATLANTIC & PACIFIC TEA            Agreed and Accepted:
COMPANY, INC.

By: ______________________________          ______________________________
     MITCHELL P. GOLDSTEIN                  WILLIAM P. COSTANTINI


                                            Dated: __________________, 2004.
Dated: ___________________

                                            Sworn to before me this ____ day of
                                            ____________, 2004.


                                            -----------------------------
                                            Notary Public